SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☑ Definitive Proxy Statement
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WOMEN FIRST HEALTHCARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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12220 El Camino Real, Suite 400

San Diego, California 92130

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of Women First HealthCare, Inc.:

      Notice is hereby given that the Annual Meeting of the Stockholders of Women First HealthCare, Inc. will be held on August 5, 2003, at 9:00 a.m. at our corporate headquarters located at 12220 El Camino Real, Suite 400, San Diego, California 92130 for the following purposes:

1. To elect two directors for a three-year term to expire at the 2006 Annual Meeting of Stockholders. The present Board of Directors of our company has nominated and recommends for election as director the following persons:

                Patricia Nasshorn

                Richard L. Rubin

2. To approve an amendment to the Women First HealthCare, Inc. 1998 Long-Term Incentive Plan (“1998 Plan”), which increases the number of shares of common stock available for issuance thereunder from 3,949,985 to 4,949,985 shares.

3. To approve the issuance of shares of our common stock exceeding 20% of the outstanding shares under certain circumstances pursuant to previously issued preferred stock and warrants.

4. To ratify the sale and issuance of an aggregate of 1,478,872 shares of our common stock to two of our officers and directors as part of a 3,521,124 share private placement in May 2003.

5. To ratify the selection of Ernst & Young LLP as our company’s independent auditors for the fiscal year ending December 31, 2003.

6. To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

      Our Board of Directors has fixed the close of business on June 27, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

      Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please sign and date the enclosed Proxy and return it promptly. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

      All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Charles M. Caporale
Vice President, Chief Financial Officer
Treasurer and Secretary

San Diego, California

July 7, 2003

PROPOSAL 1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
PROPOSAL 5
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
STOCKHOLDER PROPOSALS
ANNUAL REPORT
OTHER BUSINESS

WOMEN FIRST HEALTHCARE, INC.

12220 El Camino Real, Suite 400
San Diego, California 92130

PROXY STATEMENT

       The Board of Directors of Women First HealthCare, Inc., a Delaware corporation, is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of our company to be held on August 5, 2003, at 9:00 a.m. at our corporate headquarters located at 12220 El Camino Real, Suite 400, San Diego, California 92130 (our Annual Meeting), and at any adjournments thereof. This Proxy Statement will be first sent to stockholders on or about July 7, 2003.

      All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

      A proxy may be revoked by written notice to the Secretary of our company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Director’s nominees for directors, (2) for the approval of the amendment of the 1998 Plan, (3) for the approval of the issuance of shares of our common stock exceeding 20% of the outstanding shares under certain circumstances pursuant to previously issued preferred stock and warrants, (4) for the ratification of the sale and issuance of an aggregate of 1,478,872 shares of our common stock to two of our officers and directors as part of a 3,521,124 share private placement in May 2003 and (5) for ratification of the selection of our independent auditors. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

      Stockholders of record at the close of business on June 27, 2003 (the Record Date) will be entitled to vote at the meeting. As of that date, 25,017,981 shares of common stock, par value $.001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes cast at our Annual Meeting is required to elect directors; a majority of the total votes cast in person or by proxy on the proposal is required to approve the issuance of shares of our common stock exceeding 20% of the outstanding shares under certain circumstances and the ratification of the sale and issuance of an aggregate of 1,478,872 shares of our common stock to two of our officers and directors as part of a 3,521,124 share private placement in May 2003; and a majority of the shares present in person or represented by proxy and entitled to vote at our Annual Meeting is required to approve the amendment to the 1998 Plan and the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

      The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by our company. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses. We have hired The Altman Group Inc to assist us in soliciting proxies for an estimated fee of $5,500 plus reimbursement of out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our Board of Directors currently consists of five members. Our Fourth Amended and Restated Certificate of Incorporation provides for the classification of our Board of Directors into three classes, as nearly equal in number as possible, with staggered terms of office and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, two nominees for director are to be elected as Class I directors. The nominees are Patricia Nasshorn and Richard L. Rubin, Ph.D., both members of our present Board of Directors. The Class II directors and the Class III director have one year and two years, respectively, remaining on their terms of office. If no contrary indication is made, proxies in the accompanying form are to be voted for our Board of Director’s nominees or, in the event either of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.

Information Regarding Directors

      The information set forth below as to the nominees for directors has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Term Expiring at the

2003 Annual Meeting of Stockholders

Name	Age	Present Position with Our Company

Patricia Nasshorn	46	Director
Richard L. Rubin, Ph.D.	73	Director

      Patricia Nasshorn has served as a director of our company since May 2002. Her current term as director expires at our 2003 annual meeting of stockholders. Since 2002, she has been the head of business development for various Care Capital portfolio companies. She was president of Unilever’s women’s health, Unipath division, from 1997 to 2002. In addition, she has held a diverse range of senior executive positions with Johnson & Johnson, Merck & Company, Inc. and Bristol-Myers Squibb. Ms. Nasshorn holds an M.B.A., Marketing and Finance, and a B.B.A., Marketing and Management, both from Temple University.

      Richard L. Rubin, Ph.D. has served as a director of our company since November 1996. His current term as director expires at our 2003 annual meeting of stockholders. He held the positions of Vice President from December 1996 to March 1998, Secretary from December 1996 to January 1997 and Treasurer from December 1996 to August 1997. Dr. Rubin is President of the Dedalus Foundation, Chairman of New Dimensions in Education and a Professor of Political Science and Public Policy at Swarthmore College. Since 1968, Dr. Rubin has served as a business and investment consultant for various companies. From 1963 to 1968, Dr. Rubin was the Director of Planning & Research for United Merchants & Manufacturers, Inc. In 1957, Dr. Rubin was appointed Chairman and Chief Executive Officer of Dorman Mills where he served until 1962. Dr. Rubin holds a Ph.D. in political science from Columbia University and a B.A. in economics from Brown University.

Members of the Board of Directors Continuing in Office

Term Expiring at the

2004 Annual Meeting of Stockholders

Name	Age	Present Position with Our Company

Nathan Kase, M.D.	73	Director

      Nathan Kase, M.D. has served as a director of our company since June 2000. His current term as director expires at our 2004 annual meeting of stockholders. Dr. Kase is Professor, Department of Obstetrics, Gynecology and Reproductive Science and interim Dean, Mount Sinai School of Medicine. From August 2001 until March 2002, Dr. Kase was interim president and chief executive officer of the Mount Sinai Medical Center. From 1985 to 1997, Dr. Kase was Dean of the Mount Sinai School of Medicine. From 1989 to 1991, he served as President of the Associated Medical Schools of New York. Dr. Kase’s major clinical and research achievements are focused in reproductive endocrinology. He has authored over 100 scientific articles and co-authored two textbooks in his field. Dr. Kase received his residency training in obstetrics and gynecology at the Mount Sinai Medical Center. Dr. Kase subsequently joined the faculty of the Yale University School of Medicine, serving for nearly twenty years, where he rose from instructor to Professor and Chairman of the Department of Obstetrics and Gynecology. In 1981, he returned to Mount Sinai as Professor and Chairman of the Department of Obstetrics, Gynecology and Reproductive Science. Dr. Kase serves as Chairman and Executive Editor of The Women First Health Advisory Board.

Term Expiring at the

2005 Annual Meeting of Stockholders

Name	Age	Present Position with Our Company

Edward F. Calesa	61	President, Chief Executive Officer and Chairman of the Board
Dennis M. Jones	64	Director

      Edward F. Calesa co-founded our company in November 1996 and has served as a director since that time. His current term as director expires at our 2005 annual meeting of stockholders. Mr. Calesa has served as Chairman of our Board of Directors since December 1996. Mr. Calesa also served as our President and Chief Executive Officer from November 1996 to January 1998 and was reappointed President and Chief Executive Officer effective June 2000. Mr. Calesa has an extensive background in innovative healthcare marketing. In 1971, he co-founded and served as Chairman of the Board of Health Learning Systems Inc. During his tenure at Health Learning Systems, Mr. Calesa developed working relationships with many academic medical specialists and medical organizations, including the National Institutes of Health, National Board of Medical Examiners, Educational Testing Services, Washington Business Group on Health, Voluntary Hospitals of America and numerous pharmaceutical companies. Mr. Calesa sold Health Learning Systems in December 1988 to WPP Group, plc. From January 1989 to November 1996, Mr. Calesa served as General Partner of an investment partnership, Calesa Associates. Mr. Calesa received an M.B.A. in marketing from Fairleigh Dickinson University and a B.A. in economics from Columbia College.

      Dennis M. Jones has served as a director of our company since July 2001. His current term as director expires at our 2005 annual meeting of stockholders. Mr. Jones founded Jones Pharma Incorporated in 1981 and served as its Chairman and Chief Executive Officer until August 2000, when the company was acquired by King Pharmaceuticals. He is a 2001 Association for Corporate Growth International Award recipient and was named Entrepreneur of the Year in the National Health Care/ Life Sciences in 1996. Mr. Jones received an Honorary Doctorate of Humanities from St. Louis University in 1998.

Board Meetings

      Our Board of Directors held three regularly scheduled meetings and one special telephonic meeting during 2002. Mr. Jones was the only incumbent director who attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of committees of our Board of Directors on which he served.

Committees of the Board of Directors

      Compensation Committee: The Compensation Committee consists of Dr. Kase and Dr. Rubin. The Compensation Committee determines compensation for our senior management and administers the 1998

Long Term Incentive Plan and our 1999 Non-Qualified Stock Option Plan. The Compensation Committee did not meet during 2002.

      Audit Committee: The Audit Committee consists of Dr. Rubin, Mr. Jones and Ms. Nasshorn. All members are independent directors, as defined in the NASDAQ Stock Market qualification standards. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of the committee are set forth in the Report of the Audit Committee below. The Audit Committee held five meetings during 2002.

      Nominating Committee: The Nominating Committee consists of Mr. Calesa and Dr. Rubin. The functions of this committee include consideration of the composition of our Board of Directors and recommendation of individuals for election as directors of our company. The Nominating Committee will consider nominees recommended by security holders provided such nominations are made pursuant to our bylaws and applicable law and are accompanied by information sufficient to enable to the Nominating Committee to evaluate the qualifications of the nominee. The Nominating Committee did not meet during 2002.

Report of the Audit Committee

      The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with Ernst & Young LLP its independence from our company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to our company is compatible with maintaining the auditor’s independence.

      The Audit Committee discussed with Ernst & Young LLP the overall scope of their audit. The Audit Committee met with Ernst & Young LLP to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and our Board of Directors also have recommended, subject to stockholder approval, the selection of Ernst & Young LLP as our independent auditors for 2003.

      This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Richard L. Rubin, Ph.D.

Dennis M. Jones
Patricia Nasshorn

Compensation of Directors

      Our directors have never received any regular cash compensation from us for services rendered as directors; however, we do reimburse directors for their travel expenses incurred in attending meetings of our Board of Directors. Nathan Kase, M.D., one of our directors, serves as a consultant to us, and during 2002, he received a fee of $1,000 per month. He also received fees of $5,000 in 2002 for his participation on our Health Advisory Board.

      Our outside directors who are not our employees may receive initial one-time grants of non-qualified stock options upon their appointment to our Board of Directors and grants of additional non-qualified stock options upon the conclusion of each regular annual meeting of our stockholders for so long as they remain on our Board of Directors. Our Board of Directors has the discretion to determine the amount to be granted upon appointment and annually. Notwithstanding the foregoing, total grants to directors under the 1998 Long-Term Incentive Plan may not exceed 15% of the maximum number of shares available for grant under the 1998 Plan (subject to adjustment). In May 2002, when Patricia Nasshorn was appointed to our Board of Directors, she received non-qualified stock options to purchase 15,250 shares of our common stock at an exercise price of $7.50 per share. In June 2002, each of our outside directors, including Ms. Nasshorn, received non-qualified stock options to purchase 3,000 shares of our common stock at an exercise price of $7.10 per share.

      Our Board of Directors unanimously recommends a vote “FOR” each nominee listed above. Proxies solicited by our Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of May 15, 2003 regarding the beneficial ownership of our common stock by (a) each person known to our Board of Directors to own beneficially 5% or more of our common stock; (b) each director of our company; (c) the Named Executive Officers (as defined below); and (d) all our directors and executive officers as a group. Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Women First HealthCare, Inc., 12220 El Camino Real, Suite 400, San Diego, California 92130.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise or conversion of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Security Ownership of Certain Beneficial Owners and Management

	Number of Shares	Percentage of
	of Common Stock	Common Stock
Name and Address	Beneficially Owned(1)	Beneficially Owned

Edward F. Calesa(2)	5,721,137	22.83%
Charles M. Caporale	103,356	*
Randi C. Crawford(3)	1,182,723	4.70%
Saundra L. Childs	137,922	*
Dennis M. Jones	69,501	*
Nathan Kase, M.D.	117,996	*
Patricia Nasshorn	5,098	*
Richard L. Rubin, Ph.D.(4)	198,915	*
CIBC WMC Inc.(5)	2,326,693	8.51%
Whitney & Co., LLC(6)	1,945,476	7.22%
Johnson & Johnson Development Corporation(7)	1,428,292	5.66%
Élan Pharma International Limited(8)	1,533,930	5.87%
Executive officers and directors as a group (8 persons)	7,536,648	29.59%

*	Less than 1%.

(1)	The following table indicates those people whose total number of beneficially owned shares include shares subject to options and warrants exercisable within 60 days of May 15, 2003:

	Shares Subject	Shares Subject
	to Options	to Warrants

Edward F. Calesa	42,505	2,758
Charles M. Caporale	100,356	—
Randi C. Crawford	138,826	—
Saundra L. Childs	133,028	—
Dennis M. Jones	8,501	—
Nathan Kase, M.D.	13,916	—
Patricia Nasshorn	5,098	—
Richard L. Rubin, Ph.D.	11,915	—

(2)	Does not include 1,408,450 shares of common stock which Edward F. Calesa purchased in the private placement described in Proposal 4. These shares are not included in the number of shares of common stock beneficially owned by Mr. Calesa because, as described in more detail in Proposal 4, Mr. Calesa has agreed not to transfer or vote the shares that he purchased in the private placement, or receive dividends on those shares, until such time as our stockholders approve the private placement under Proposal 4.

(3)	Randi C. Crawford is Edward F. Calesa’s daughter.

(4)	Does not include 70,422 shares of our common stock which Richard L. Rubin, Ph.D. purchased in the private placement described in Proposal 4. These shares are not included in the number of shares of common stock beneficially owned by Dr. Rubin because, as described in more detail in Proposal 4, Dr. Rubin has agreed not to transfer or vote the shares that he purchased in the private placement, or receive dividends on those shares, until such time as our stockholders approve the private placement under Proposal 4.

(5)	Represents 1,398,293 shares of common stock issuable upon conversion of convertible preferred stock and 928,400 shares issuable upon exercise of warrants. The address for CIBC WMC Inc. is 425 Lexington Avenue, New York, NY 10017.

(6)	Represents 524,326 shares issuable to Broad Street Associates, LLC, an affiliate of Whitney & Co., upon conversion of convertible preferred stock; 535,800 shares issuable to J.H. Whitney Mezzanine Fund, L.P., an affiliate of Whitney & Co., upon exercise of warrants; 535,800 shares issuable to Whitney Private Debt Fund, an affiliate of Whitney & Co., upon exercise of warrants; and 349,550 shares issuable to Greenleaf Capital, L.P., an affiliate of Whitney & Co., upon conversion of convertible preferred stock. The address for each of the above named entities is 177 Broad Street, Stamford, CT 06901.

(7)	Includes 218,042 shares subject to currently exercisable warrants. The address for Johnson & Johnson Development Corporation is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

(8)	Includes 1,111,463 shares issuable upon conversion of a convertible note payable, including accrued interest thereon, held by Elan Pharma International Limited. Also includes 422,467 shares held by Elan International Services, Ltd., an affiliate of Elan Pharma International Limited. The address for Élan Pharma International Limited is WIL House, Shannon Business Park, Shannon, County Clare, Ireland.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table sets forth certain equity compensation plan information for our company as of December 31, 2002.

	Number of	Weighted	Remaining
	Securities to be	Average	Available for
	Issued upon	Exercise Price of	Future Issuance
	Exercise of	Outstanding	under Equity
Plan Category	Outstanding Options	Options	Compensation Plans

Equity compensation plans approved by security holders	1,476,003 (1)	$4.66	962,480 (2)
Equity compensation plans not approved by security holders(3)	97,366	1.78	105,420

Total	1,573,369	$4.48	1,067,900

(1)	Consists of (a) 1,448,553 shares of our common stock to be issued upon exercise of outstanding options under the 1998 Long-Term Incentive Plan and (b) 27,450 shares of our common stock to be issued upon exercise of outstanding options under the Incentive Stock Plan.

(2)	Consists of 962,480 shares of our common stock reserved for issuance under the 1998 Long-Term Incentive Plan.

(3)	Consists of shares of our common stock issuable under the 1999 Non-Qualified Stock Option Plan, which does not require the approval of, and has not been approved by, our company’s stockholders. See the description below of the 1999 Non-Qualified Stock Option Plan.

Description of the 1999 Non-Qualified Stock Option Plan

      On March 7, 2000, our Board of Directors adopted the 1999 Non-Qualified Stock Option Plan of Women First HealthCare, Inc. (the “1999 Plan”), under which 250,000 shares of our common stock were reserved for issuance upon the exercise of non-qualified stock options. The 1999 Plan is administered by the Compensation Committee of our Board of Directors (or another committee or subcommittee of our Board of Directors assuming the functions of the Compensation Committee under the 1999 Plan) (the “Committee”). The principal purpose of the 1999 Plan is to further our company’s growth, development and financial success by providing additional incentives to key employees and independent consultants who have been or will be given responsibility for the management or administration of our company’s business affairs. Non-qualified stock options may be granted under the 1999 Plan to:

•	key employees who are not officers or directors of our company,

•	newly hired employees who (i) have not previously been employed by our company, and (ii) with respect to whom options are to be granted as an inducement to join our company, and

•	consultants who are not officers or directors of our company.

      The exercise price of the non-qualified stock options must be at least 85% of the fair market value on the date of the grant. The exercise price must be paid in full in cash at the time of exercise or the Committee may, in its sole and absolute discretion (i) allow a delay in payment up to 30 days from the date the option is exercised, (ii) allow payment, in whole or in part, through the delivery of shares of our common stock which have been held by the holder for at least six months, (iii) allow payment, in whole or in part, through the surrender of shares of our common stock then issuable upon exercise of the option having a fair market value on the date of option exercise equal to the aggregate exercise price of the option or exercised portion thereof, (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes full and valuable consideration, (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest and payable upon such terms as may be prescribed by the Committee or the Board of Directors, (vi) allow payment, in whole or in part, through the delivery of a notice that the holder has placed a market sell order with respect to shares of our common stock then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to our company in satisfaction of the option exercise price and any applicable withholding or other employment taxes, and (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and (vi).

      The term of each option shall be ten years from date of grant, unless otherwise set by the Committee in its discretion. However, such term shall not exceed ten years. In consideration for the granting of an option, the optionee must agree to remain in the employ of (or to consult for) our company or any subsidiary of our company for a period of at least one year after the option is granted, unless otherwise provided by the Committee or the stock option agreement. No options granted under the 1999 Plan may be assigned or transferred by the optionee, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, although the shares underlying such options may be transferred if all applicable restrictions have lapsed. During the lifetime of the optionee, the option may be exercised only by the optionee, unless the option has been dispersed pursuant to a qualified domestic relations order.

      In the event of a change in control or a corporate transaction such as a merger or sale of all or substantially all of the assets of our company, all options outstanding under the 1999 Plan shall be fully vested and exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the 1999 Plan or the provisions of any option granted under the 1999 Plan. The Committee may offer the optionees the right to exchange their vested options for fully vested and exercisable options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices. The Board of Directors or the Committee may amend, suspend or modify the 1999 Plan at any time.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

      The executive officers and key employees of our company and their ages as of March 31, 2003 are as follows:

Name	Age	Position

Edward F. Calesa	61	President, Chief Executive Officer and Chairman of the Board
Charles M. Caporale	52	Vice President, Chief Financial Officer, Treasurer and Secretary
Randi C. Crawford	34	Vice President — Consumer Business
Saundra L. Childs	33	Vice President — Pharmaceuticals

      Edward F. Calesa co-founded our company in November 1996 and has served as a director since that time. His current term as director expires at our 2005 annual meeting of stockholders. Mr. Calesa has served as Chairman of our Board of Directors since December 1996. Mr. Calesa also served as our President and Chief Executive Officer from November 1996 to January 1998 and was reappointed President and Chief Executive Officer effective June 2000. Mr. Calesa has an extensive background in innovative healthcare marketing. In 1971, he co-founded and served as Chairman of the Board of Health Learning Systems Inc. During his tenure at Health Learning Systems, Mr. Calesa developed working relationships with many academic medical specialists and medical organizations, including the National Institutes of Health, National Board of Medical Examiners, Educational Testing Services, Washington Business Group on Health, Voluntary Hospitals of America and numerous pharmaceutical companies. Mr. Calesa sold Health Learning Systems in December 1988 to WPP Group, plc. From January 1989 to November 1996, Mr. Calesa served as General Partner of an investment partnership, Calesa Associates. Mr. Calesa received an M.B.A. in marketing from Fairleigh Dickinson University and a B.A. in economics from Columbia College.

      Charles M. Caporale joined our company in September 2000 as our Vice President, Chief Financial Officer, Treasurer and Secretary. From July 1997 until April 2000, Mr. Caporale served as Senior Vice President, Chief Financial Officer and Treasurer of The Centris Group, Inc. From November 1985 until July 1997, Mr. Caporale was employed by Minet Re North America, Inc. His final position with Minet Re North America was Senior Vice President, Chief Financial Officer and Treasurer. Mr. Caporale holds a B.B.A. in accounting from Pace University.

      Randi C. Crawford co-founded our company and served as Vice President, Marketing Research from February 1997 to February 1998. She served as Secretary of our company from January 1997 through March 1998. She assumed the role of Vice President, Educational Program Development in February 1998, which she held until July 2001. Since July 2001, Ms. Crawford has served as Vice President — Consumer Business. From November 1995 until joining our company, Ms. Crawford was a research analyst with Calesa Associates specializing in investment opportunities in health care companies. From October 1991 to November 1995, Ms. Crawford worked as a consultant engaging in the creation and production of children’s television programming for Fox Television, Lifetime Television, DIC Entertainment and Saban Entertainment, Inc. Ms. Crawford received a B.A. in liberal arts from Villanova University. Ms. Crawford is the daughter of Edward F. Calesa.

      Saundra L. Childs joined our company in December 1999 and served as Director of National Accounts until June 2000. Since June 2000, Ms. Childs has served as Vice President — Pharmaceuticals. From 1992 until she joined our company, Ms. Childs was employed by Searle Laboratories. From 1992 through 1994 she was a sales representative. From 1995 to 1996, she was National Sales Trainer. From 1997 to 1998, she was Global Product Manager, Women’s Healthcare Division. Her final position with Searle was Worldwide Women’s Health Franchise Leader. Ms. Childs holds a B.S. in business from Husson College.

Executive Compensation

      The following table sets forth information concerning compensation for each of the three years ended December 31, 2002 received by our Chief Executive Officer and all of our executive officers other than our Chief Executive Officer who were serving as executive officers at December 31, 2002 (the “Named Executive Officers”).

Summary Compensation Table

						Long-Term
						Compensation
	Annual Compensation
						Shares
					Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary		Bonus	Compensation	Options	Compensation

Edward F. Calesa	2002	$375,000		$—	—	—	—
Chairman of the Board,	2001	375,000		—	—	100,000	—
President, and Chief	2000	365,351		93,750	—	—	—
Executive Officer
Charles M. Caporale	2002	190,000		—	—	25,000	—
Vice President, CFO,	2001	190,000		—	—	50,000	—
Treasurer and Secretary	2000	60,454	(1)	—	—	85,000	—
Randi C. Crawford	2002	165,000		—	—	—	—
Vice President —	2001	165,000		—	—	50,000	—
Consumer Business	2000	151,250		31,501	—	85,000	—
Saundra L. Childs	2002	190,000		—	—	25,000	—
Vice President —	2001	169,167		—	—	50,000	—
Pharmaceuticals	2000	142,500		—	—	102,500	—

(1)	Mr. Caporale joined our company in September 2000, and the amount represents actual compensation paid to Mr. Caporale in 2000.

Option Grants during Fiscal Year 2002

      The following table sets forth information regarding options to purchase our common stock granted during the year ended December 31, 2002 to each of the Named Executive Officers. We do not have any outstanding stock appreciation rights.

      The potential realizable values are based on an assumption that the price of our common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth of the shares of our common stock.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	per Share	Date	5%	10%

Edward F. Calesa	—	—	—	—	—	—
Charles M. Caporale	25,000	9.3%	$6.85	6/25/2012	$107,698	$272,928
Randi C. Crawford	—	—	—	—	—	—
Saundra L. Childs	25,000	9.3%	$6.85	6/25/2012	$107,698	$272,928

Option Exercises and Fiscal Year-End Values

      The following table sets forth certain information with respect to the exercise of options to purchase our common stock during the year ended December 31, 2002, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

Aggregated Option Exercises In Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities	Value of Unexercised In-
	Shares		Underlying Unexercised	the-Money Options at
	Acquired on	Value	Options at Fiscal Year End	Fiscal Year End(1)
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Edward F. Calesa	—	—	29,158/70,842	—/	—
Charles M. Caporale	—	—	82,337/77,663	$188,208/	$103,717
Randi C. Crawford	—	—	128,833/33,617	$407,692/	$ 45,685
Saundra Childs	—	—	119,347/58,153	$342,041/	$ 60,922

(1)	Based on the closing sale price of our common stock on December 31, 2002 ($4.56), as reported by the Nasdaq National Market, less the option exercise price.

Employment Contracts and Change-in-Control Agreements

      On January 8, 1998, we entered into an employment agreement with Edward F. Calesa, setting forth his duties, compensation, employee benefits and other terms of employment. Pursuant to this agreement, Mr. Calesa was entitled to receive a base annual salary of $150,000, which was increased by the Compensation Committee of our Board of Directors on July 16, 1998 to $350,000 per year, effective July 1, 1998. On July 7, 1999, the Compensation Committee approved an increase in Mr. Calesa’s annual base salary to $375,000. Effective May 1, 2000, Mr. Calesa agreed to a compensation reduction in the amount of $56,250. Our Board of Directors approved returning Mr. Calesa’s annual base salary to $375,000 per year on August 10, 2000. Our Board of Directors appointed Mr. Calesa as President and Chief Executive Officer effective June 30, 2000. On May 12, 2003, in connection with the agreements with CIBC WMC Inc. and affiliates of Whitney & Co., LLC to remedy specified defaults under our senior secured notes, Mr. Calesa’s salary was reduced to an annual rate of $190,000 per year. Upon a termination of Mr. Calesa’s employment for permanent disability or for “good reason” (as defined in the employment agreement), Mr. Calesa will be entitled to salary continuation for the shorter of twelve months or the remainder of the agreement term.

      On March 7, 2001, we entered into Change of Control and Severance Agreements (the “Change of Control Agreements”) with each of Edward F. Calesa, Charles M. Caporale, Randi C. Crawford and Saundra L. Childs. The Change of Control Agreements provide each of our executive officers with severance pay benefits in the event of a change in control of our company. Under the Change of Control Agreements, in the event of a change in control, if one of our executive officers voluntarily resigns his or her employment for good reason or is terminated for any reason other than death, disability or for cause within two years of the change in control, then that executive officer is entitled to receive severance pay. The Change of Control Agreements provide that for twelve months after such a termination of the executive officer’s employment, the executive officer will be entitled to receive severance pay at an annual rate equal to the sum of: (a) the greater of the executive officer’s (i) annual base salary on the effective date of his or her termination, or (ii) annual base salary immediately before the change in control; plus (b) the average of the executive officer’s annual bonuses for the last two calendar years. The severance pay shall, at our company’s election, be paid in a lump sum or at periodic intervals in accordance with our company’s standard payroll procedures. For twelve months after termination, our company will also pay the costs of premiums due under our company’s life, disability, accident, health and dental insurance programs. In the event the executive officer becomes eligible for comparable group insurance coverage in connection with new employment, our company’s obligation to pay the costs of premiums will terminate. The Change of Control Agreements terminate on March 7, 2006, unless terminated earlier pursuant to their terms.

Compensation Plans

      Incentive Stock Plan. The Women First, Inc. Incentive Stock Plan (the “Incentive Plan”) was adopted by our Board of Directors on May 7, 1997, and approved by our stockholders on May 7, 1997, for the benefit of our employees, directors and consultants. As of May 31, 2000, there were 27,450 shares of common stock subject to incentive stock options outstanding under the Incentive Plan. All outstanding options under the Incentive Plan have fully vested. No additional awards will be made under the Incentive Plan because it was replaced by our 1998 Long-Term Incentive Plan on March 31, 1998.

      Long-Term Incentive Plan. On March 31, 1998, we adopted the Women First HealthCare 1998 Long-Term Incentive Plan, in which 2,249,985 shares of common stock were reserved for issuance upon exercise of options granted to officers, employees and directors of, and consultants to, our company. Our stockholders approved the adoption of the plan in May 1998. In March 2000, our Board of Directors approved an Amended and Restated 1998 Long-Term Incentive Plan incorporating certain amendments to the plan, including an increase in the number of shares reserved for issuance under the plan to 2,949,985 in March 2000, and our stockholders approved the amendments at the 2000 Annual Meeting. In March 2002, our Board of Directors approved an increase in the number of shares reserved for issuance under the Amended and Restated 1998 Long-Term Incentive Plan to 3,949,985 in March 2002, and our stockholders approved the amendment at the 2002 Annual Meeting. In June 2003, our Board of Directors approved an additional 1,000,000 share increase in the number of shares reserved for issuance under the Amended and Restated 1998 Long-Term Incentive Plan (as amended and restated in June 2003, the “1998 Plan”), which is subject to stockholder approval at our Annual Meeting. The 1998 Plan permits the award of non-qualified and incentive stock options, restricted stock, stock appreciation rights, dividend equivalents, stock payments or performance awards. The 1998 Plan is described in more detail in Proposal 2 below.

      Non-Qualified Stock Option Plan. On March 7, 2000, we adopted the 1999 Plan, which is described above.

      Team Incentive Compensation Plan. The Women First HealthCare, Inc. Team Incentive Compensation Plan has been in effect for the period from October 1, 2000 through December 31, 2002. Since we did not meet our profitability goals, no awards have been made under the Plan. There is also a Team Incentive Compensation Plan in effect for 2003. It is governed by the Compensation Committee of our Board of Directors and administered by our President and Chief Executive Officer. The Compensation Committee, however, is responsible for approving any incentive awards for our officers and for determining and approving awards to our President and Chief Executive Officer. Awards under the Team Incentive Compensation Plan are only payable if we are profitable in 2003 after giving effect to the incentive awards calculated under the Plan and after making adjustment, if necessary, for unusual and non-recurring items that in the judgment of our Board of Directors should be excluded.

Compensation Committee Interlocks and Insider Participation

      Dr. Nathan Kase and Dr. Richard L. Rubin, both of whom are outside directors of our company, serve on the Compensation Committee of our Board of Directors. Dr. Kase has served since November 2000 and Dr. Rubin has served since March 1999. Dr. Rubin previously held the positions of our Vice President, Secretary and Treasurer. Dr. Kase also serves as our consultant and currently receives a fee of $1,000 per month. He also received fees of $5,000 in 2002 for his participation on our Health Advisory Board.

      No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

PERFORMANCE GRAPH

      The following graph compares total stockholder return on our common stock since June 29, 1999 to two indices: the Nasdaq Composite Index, U.S. Companies, and the Nasdaq Pharmaceutical Index. The graph assumes an initial investment of $100 on June 29, 1999.

COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE JUNE 29, 1999

	6/29/1999	12/1999	12/2000	12/2001	12/2002

WFHC	100.0000	45.4034	25.4000	86.3963	39.4361
NASDAQ-US	100.0000	153.9171	92.8666	73.6748	50.9356
NASDAQ-Pharmaceutical	100.0000	169.6390	211.6003	180.3356	116.5101

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee is composed of two non-employee directors of our Board of Directors. The Compensation Committee receives and approves each of the elements of the executive compensation program of our company and continually assesses the effectiveness and competitiveness of the program. In addition, the Compensation Committee administers the stock option program and other key provisions of the executive compensation program and reviews with our Board of Directors all aspects of the compensation structure for our executives. Set forth below in full is the Report of the Compensation Committee regarding compensation paid by us to our executive officers during 2002.

Compensation Philosophy

      Our compensation policy is to offer our executives competitive compensation based on our overall performance of our company and individual contribution to the financial success of our company. The philosophy of our compensation program is to employ, retain and reward executives capable of leading us in achieving our business objectives.

Elements of the Executive Compensation Program

      Base Salaries are originally established by the Compensation Committee based on an executive’s job responsibilities and level of experience with reference to the competitive marketplace for executive officers at certain other similar companies. The Compensation Committee believes that the base salaries paid to our executive officers are at levels competitive with salaries at comparable companies.

      Annual Incentive Bonuses includes awards granted under the Team Incentive Compensation Plan, which is governed by the Compensation Committee. No awards were earned in 2002.

      Long-Term Incentives include awards of stock options. The objective for the awards is to closely align executive interests with the longer-term interests of our stockholders. These awards are dependent on the creation of incremental stockholder value and represent a portion of the total compensation opportunity provided for our executive officers. Award sizes are based on individual performance, level of responsibility, the individual’s potential to make significant contributions to our company, and award levels at other similar companies.

CEO Compensation

      Edward F. Calesa’s base salary was established pursuant to his employment agreement entered into on January 1998 and subsequently amended in July 1999, May 2000 and August 2000. The Compensation Committee believes that the total compensation of our President and Chief Executive Officer is largely based upon the same policies and criteria used for other executive officers at comparable companies. The Compensation Committee reviews the Chief Executive Officer’s compensation arrangement, the individual’s performance for the calendar year under review as well as our company’s performance. In determining Mr. Calesa’s bonus for 2000, the Compensation Committee considered his contributions to our company and his role in implementing strategic and financial initiatives designed to augment our development and growth efforts. During 2000, Mr. Calesa received a bonus of $93,750 based upon his participation in our Management Incentive Compensation Plan. In addition, Mr. Calesa’s salary was reviewed by the Compensation Committee and reduced to $318,750 in May 2000 and reinstated to $375,000 in August 2000. In October 2001, Mr. Calesa was granted options under the 1998 Long Term Incentive Plan to purchase 100,000 common shares at $7.65 per share. Mr. Calesa is not eligible to participate in the 1999 Non-Qualified Stock Option Plan. Because our company did not meet its profitability targets in 2002, Mr. Calesa was not awarded a bonus for 2002. On May 12, 2003, in connection with the agreements with CIBC WMC Inc. and affiliates of Whitney & Co., LLC to remedy specified defaults under our senior secured notes, Mr. Calesa’s salary was reduced to an annual rate of $190,000 per year. The Compensation Committee believes Mr. Calesa’s compensation, including salary and bonus, is at a level competitive with CEO salaries within the specialty pharmaceutical and biopharmaceutical industries.

Section 162(m) Compliance

      We do not presently anticipate any of the Named Executive Officers to exceed the million-dollar non-performance based compensation threshold of Section 162(m) of the Internal Revenue Code. Our company and the Committee will continue to monitor the compensation levels of the Named Executive Officers and determine the appropriate response to Section 162(m) when and if necessary. It is our intent to bring the stock option program into compliance with Section 162(m), if necessary, to ensure that stock option grants are excluded from compensation calculation for the purposes of Section 162(m).

Conclusion

      Through the programs described above, a significant portion of our compensation program and realization of its benefits is contingent on both our company’s performance and individual performance.

      The foregoing report has been furnished by the Compensation Committee.

Nathan Kase, M.D.

Richard L. Rubin, Ph.D.

CERTAIN TRANSACTIONS

      In July 1998, we entered into a distribution agreement with Ortho-McNeil Pharmaceutical, Inc., a subsidiary of Johnson & Johnson, relating to Ortho-Est® Tablets that we market and distribute. Johnson & Johnson Development Corporation, another subsidiary of Johnson & Johnson, beneficially owned approximately 6% of our common stock as of March 31, 2003. The distribution agreement required us to make minimum aggregate payments totaling $47.5 million to Ortho-McNeil over the life of the contract regardless of the actual sales performance of the product. This agreement was terminated effective September 30, 2000, and we entered into a new agreement, the Ortho-Est® Asset Transfer & Supply Agreement, with Ortho-McNeil. Under terms of the new agreement, Ortho-McNeil transferred to us all of its right, title and interest in Ortho-Est® Tablets effective January 1, 2001 and granted us an exclusive license to use the Ortho-Est® trademark effective January 1, 2001 until June 1, 2008. The new agreement reduced the minimum payment in 2000 from $5.4 million to $4.7 million. No further minimum payments are required under the new agreement. The new agreement also provided for us to purchase Ortho-Est® Tablets at Ortho-McNeil’s fully burdened manufacturing costs through April 2002. During 2002, we paid Ortho-McNeil $1.3 million to manufacture Ortho-Est® Tablets for us. We subsequently entered into a contract with Pharmaceutics International, Inc. for the supply of the Ortho-Est® Tablets through June 2005.

      In February 2002, we loaned Mr. Caporale and Ms. Childs $100,000 and $350,000, respectively. Mr. Caporale and Ms. Childs have entered into promissory notes setting forth the terms of these loans. The notes do not bear interest and are payable in full at the earlier of (1) the executive’s termination of employment, (2) the sale of our company or (3) February 2017. There is no provision for forgiveness of the loan. The notes are secured by the executive’s vested stock options and are with full recourse. At March 31, 2003, neither officer’s vested stock options had any realizable value.

      In June 2002, we entered into a note and warrant purchase agreement, preferred stock purchase agreement, security agreement and registration rights agreements with CIBC WMC Inc. and affiliates of Whitney & Co., LLC. We entered into these agreements in connection with our private placement of our convertible redeemable preferred stock, senior secured notes and warrants. Under these agreements, CIBC WMC Inc. purchased from us $13.0 million of our senior secured notes and accompanying warrants to purchase common stock and $8.0 million in initial stated value of our convertible redeemable preferred stock. Affiliates of Whitney & Co., LLC purchased from us $15.0 million of our senior secured notes and accompanying warrants to purchase common stock and $5.0 million in initial stated value of our convertible redeemable preferred stock. Whitney & Co., LLC purchased these securities from us through the following affiliated entities: Broad Street Associates, LLC, J.H. Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund and Greenleaf Capital, L.P. The note and warrant purchase agreement, preferred stock purchase agreement, security agreement and registration rights agreements, together with the certificate of designations relating to our convertible redeemable preferred stock, set forth the terms of our senior secured notes and convertible preferred stock and include a number of affirmative and negative covenants. We paid fees aggregating $0.8 million to the investors in the financing and their legal counsel. As a result of the transactions described above, CIBC WMC Inc. beneficially owned approximately 8.6% of our common stock as of March 31, 2003 and Whitney & Co., LLC beneficially owned approximately 7.1% of our common stock as of March 31, 2003.

      In June 2002, we paid approximately $2.0 million to CIBC World Markets Corp., an affiliate of CIBC WMC Inc., for its role as our financial advisor and placement agent in connection with the private placement of our convertible redeemable preferred stock, senior secured notes and warrants.

      On May 12, 2003, we entered into agreements with CIBC WMC Inc. and affiliates of Whitney & Co., LLC to remedy specified defaults under our senior secured notes. The agreements provide for, among other things, the restructuring of selected financial covenants in the senior secured notes, the pledge of additional assets to secure our obligations under the senior secured notes, the amendment of selected terms of our convertible redeemable preferred stock and the issuance of new warrants to purchase common stock to the holders of our senior secured notes. As a condition to the restructuring of our senior secured notes, we were required to have at least $2.5 million of additional capital, of which Edward F. Calesa provided $1.0 million.

      Dr. Kase, one of our directors, serves as a consultant to us, and during 2002 he received a fee of $1,000 per month. He also received fees of $5,000 in 2002 for his participation on our Health Advisory Board.

      We reimburse a company owned by Mr. Calesa for the use of his personal jet aircraft to transport our employees, including Mr. Calesa, on business trips. The reimbursements totaled $197,807 in 2002. The reimbursement is equal to the amount of first class airfare when our officers use the aircraft or coach fare when other employees use the aircraft.

      Ms. Child’s husband, Jonathan L. Childs, is employed by us as our Director of Trade Relations. During 2002, his salary and commissions totaled $246,830.

PROPOSAL 2

PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S

1998 LONG-TERM INCENTIVE PLAN

      At the Annual Meeting, our stockholders will be asked to consider and vote upon a proposal to approve an amendment to the Women First HealthCare, Inc. Amended and Restated 1998 Long-Term Incentive Plan, as amended to date (the “1998 Plan”), which increases the number of shares of our common stock available for issuance thereunder from 3,949,985 to 4,949,985. As of May 15, 2003, there were options outstanding to purchase 1,736,711 shares of our common stock under the 1998 Plan; 662,660 shares are available for future grants; and 1,550,614 options were exercised and are now outstanding shares of our common stock.

      In June 2003, our Board of Directors approved an increase in the number of shares of our common stock available for issuance under the 1998 Plan to 4,949,985 shares, subject to stockholder approval of the amendment. The Board of Directors believes that increasing the number of shares available for issuance under the 1998 Plan is necessary in order for our company to attract, motivate and retain qualified persons.

Description of the 1998 Plan

      General Nature and Purpose. Our Board of Directors adopted the 1998 Plan on March 31, 1998. The principal purposes of the 1998 Plan are to provide incentives for key employees, consultants and independent directors of our company and its subsidiaries through granting of options, thereby stimulating their personal and active interest in our company’s development and financial success, and inducing them to remain in our company’s employ or retaining their services. The 1998 Plan was amended and restated in March 2000 to, among other things, increase the number of shares of common stock available for issuance thereunder to 2,949,985 shares and was subsequently amended in March 2002 to increase the number of shares of common stock available for issuance thereunder to 3,949,985 shares. In June 2003, our Board of Directors approved a 1,000,000 share increase in the number of shares of our common stock available for issuance under the 1998 Plan, subject to stockholder approval of the amendment.

      The principal features of the 1998 Plan are summarized below, but the summary is qualified in its entirety by reference to the full text of the 1998 Plan, which is set forth as Annex A to this Proxy Statement.

      Administration. The 1998 Plan is administered by the Compensation Committee comprised of members of the Board of Directors who are outside directors. Subject to the terms and conditions of the 1998 Plan, the Compensation Committee has the authority to select the persons to whom grants are to be made, to designate the number of shares of our common stock to be covered by such grants, to determine the exercise price of options, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1998 Plan. The Compensation Committee also is authorized to adopt, amend and rescind rules relating to the administration of the 1998 Plan.

      Eligibility. The Compensation Committee may grant Incentive Awards to any employee, member of the Board of Directors or an affiliate of a member of the Board of Directors or an independent contractor of our company. Under the 1998 Plan, outside directors are eligible to receive initial one-time grants of nonqualified stock options for a specified number of shares upon their appointment to the Board of Directors and grants of additional nonqualified stock options upon the conclusion of each regular annual meeting of our company’s stockholders for so long as they remain on the Board of Directors. The total grants to outside directors under the 1998 Plan may not exceed 15% of the maximum number of shares of our common stock available for grant. In addition, the maximum number of shares of our common stock which may be subject to options or stock appreciation rights granted under the 1998 Plan to any individual in any calendar year cannot exceed 250,000.

      Payment for Shares. The 1998 Plan permits the payment of the option exercise price to be made in cash, cash equivalents or notes acceptable to the Compensation Committee, by arrangement with a broker acceptable to the Compensation Committee to deliver all or part of the proceeds, as applicable, upon the sale of shares underlying the stock option, by surrender of shares of our common stock valued at their fair market value on the date of exercise (which, in the case of shares acquired from us, have been owned at least 6 months), or by any combination of the foregoing.

      Awards under the Plan. The 1998 Plan provides that the Compensation Committee may grant or issue non-qualified and incentive stock options, restricted stock, dividend equivalents, stock appreciation rights, stock payments or performance awards (each, an “Incentive Award”). Each grant or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

      Nonqualified stock options (“NQSOs”) provide for the right to purchase our common stock at a specified price which may not be less than 85% of the fair market value on the date of grant and usually will become exercisable (in the discretion of the Compensation Committee) in one or more installments after the grant date. NQSOs may be granted for any term specified by the Compensation Committee.

      Incentive stock options, if granted, will be designed to comply with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to restrictions contained in the Code. Among such restrictions, incentive stock options must have an exercise price not less than fair market value of a share of our common stock on the date of grant, may only be granted to key employees, and must be exercised within ten years after the date of grant, but may be subsequently modified to disqualify them from treatment as incentive stock options. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of our company, the 1998 Plan provides that the exercise price must be at least 110% of the fair market of such share of common stock and that such incentive stock option must be exercised within five years from its date of grant.

      Restricted stock may be sold to any key employee or consultant at various prices, and made subject to such restrictions as may be determined by the Compensation Committee. Our company typically has the right to repurchase restricted stock at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

      Stock appreciation rights may be granted to any key employee or consultant in connection with stock options or other awards, or separately. Stock appreciation rights granted by the Compensation Committee in connection with stock options or other awards will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the related option or other awards. There are no restrictions specified in the incentive plan on the exercise of stock appreciation rights or the amount of gain realizable from stock appreciation, although restrictions may be imposed by the Board of Directors or Compensation Committee in the stock appreciation agreements. The Compensation Committee may elect to pay stock appreciation rights in cash or in our common stock or in a combination of both.

      Dividend equivalents may be granted to any key employee, director or consultant by the Board of Directors or the Compensation Committee. The amount of the dividend equivalents represent the value of the dividends per share paid by our company, calculated with reference to the number of shares covered by the stock options held by the participant.

      Performance awards may be granted to any key employee, director or consultant by the Compensation Committee. Generally, these awards will be based upon specific performance targets and may be paid in cash or in our common stock or in a combination of both. Performance awards may also include bonuses which may be granted by the Compensation Committee which may be payable in cash or in our common stock or in a combination of both.

      Stock payments may be received by any key employee, director or consultant selected by the Compensation Committee for all or any portion of the compensation (other than base salary) that would otherwise become payable to an employee in cash in the manner determined from time to time by the Compensation Committee.

      Terms of Incentive Awards. The terms of each individual stock option agreement will specify when each option becomes exercisable or “vested.” Additionally, the Compensation Committee has discretion to accelerate vesting of an option, regardless of the vesting schedule in the stock option agreement. Options, however, must vest at a rate of at least 20% per year over five years from the date of grant. In addition, upon a change-in-control (as defined in the 1998 Plan), all options, stock appreciation rights, and performance awards then outstanding under the 1998 Plan will be fully vested and exercisable and all restrictions on restricted stock issued under the 1998 Plan will immediately cease. The Compensation Committee or any agreement of merger or reorganization may offer the holder of an Incentive Award the right to exchange such vested Incentive Awards for fully vested and equivalent value awards under a successor plan.

      The dates on which options expire will be set forth in the individual stock option agreements. However, generally options expire on the tenth anniversary of the date of grant. Further, each option provides for a period of exercise of at least six months in the event of termination of employment as a result of death or disability and a minimum of 30 days to exercise their options in the event of termination other than in the case of death or disability. Stock options, like all other Incentive Awards granted under the 1998 Plan, become 100% vested in the event of the grantee’s death or total and permanent disability.

      Amendment and Termination. The Board of Directors may amend, suspend, or terminate the 1998 Plan at any time. An amendment, however, is subject to stockholder approval to the extent that it affects the accelerated vesting provisions of the 1998 Plan or the adjustment provisions of the 1998 Plan or to the extent required by applicable laws, regulations and or rules. Further, the Compensation Committee may, with the consent of a holder, modify the terms and conditions of an Incentive Award as it deems advisable or cancel an award previously granted under the 1998 Plan. Also, unless the holder consents, no amendment, suspension or termination of the 1998 Plan may impair the rights of the holder under his or her outstanding Incentive Awards.

      Unless sooner terminated by the Board of Directors or the Compensation Committee, the 1998 Plan will terminate on March 7, 2008. The termination of the 1998 Plan will not affect the validity of any option outstanding on the date of termination.

      Federal Income Tax Information. The income tax consequences of the 1998 Plan under current federal law are summarized below. The discussion is intended to provide only general information. Federal alternative minimum tax and employment tax consequences and state, local and foreign tax consequences are not discussed.

      Incentive Stock Options. There generally are no federal income tax consequences to the holder by reason of the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the shares purchased upon exercise of the incentive stock option exceeds the exercise price will be an “item of adjustment” for purposes of alternative minimum tax. If a holder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the holder upon exercise of the option, any gain or loss upon sale or other taxable disposition of such stock will be capital gain or loss. Generally, if the holder disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), at the time of disposition, the holder will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the holder’s actual gain, if any, on the purchase and sale. The holder’s additional gain, if any, upon the disqualifying disposition may be eligible for capital gain treatment if the required capital gain holding period is met.

      To the extent the holder recognizes ordinary income by reason of a disqualifying disposition, our company will generally be entitled (subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax-reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      Non-Qualified Stock Options. There are no federal income tax consequences to the holder or our company by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the holder will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the aggregate option exercise price paid. Generally, with respect to employees, our company is required to withhold taxes in an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax-reporting obligation, our company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the holder. Upon disposition of the stock, the holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be: (i) long-term if the stock was held for more than twelve months or (ii) short-term if the stock was held twelve months or less.

      Stock Appreciation Rights. A holder of a stock appreciation right will not realize income for federal income tax purposes as a result of the grant of such stock appreciation right, but upon exercise of the stock appreciation right normally will realize compensation income in the year of such exercise equal to the fair market value of the cash received upon such exercise. Our company (or its subsidiary which employs the holder) will be entitled to a deduction in the same amount at the time of exercise of the stock appreciation right.

      Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and our company will not be entitled to a deduction at that time. When a performance award is paid, whether in cash or our common stock, the participant generally will recognize ordinary income, and our company will be entitled to a corresponding deduction.

      Dividend Equivalents. A recipient of a dividend equivalent generally will not recognize taxable income at the time of grant, and our company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and our company will be entitled to a corresponding deduction.

      Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and our company generally would be entitled to a deduction for the same amount.

      Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from our company, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable Treasury regulations issued under Code Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: either (a) (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv) the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted by a compensation committee comprised solely of “outside directors” and is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain and approved by the stockholders.

      Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the 1998 Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 1998 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

      The following table sets forth the shares subject to options previously received by the following persons under the 1998 Plan:

1998 Plan

Number of
Shares Subject to
Name and Position	Options Granted

Edward F. Calesa
President, Chief Executive Officer and Chairman of the Board	100,000
Charles M. Caporale
Vice President, Chief Financial Officer, Treasurer and Secretary	160,000
Randi C. Crawford
Vice President — Consumer Business	187,450
Saundra L. Childs
Vice President — Pharmaceuticals	177,500
All Executive Officers as a Group	624,950
All Non-Executive Directors as a Group(1)	79,000
Patricia Nasshorn, Director Nominee	18,250
Richard L. Rubin, Ph.D., Director Nominee	21,250
All Non-Executive Officer Employees as a Group	2,583,375

(1)	The number of options granted to non-executive directors is not determined by any set formula. Rather, upon the conclusion of each regular annual meeting of our stockholders, each incumbent outside director who will continue serving as a member of our Board of Directors thereafter may receive a grant of options for such number of shares of our common stock as the Board of Directors determines in its discretion.

     Market Value of Common Stock. On May 15, 2003, the closing price of our common stock was $1.07.

      The affirmative vote of a majority of the shares represented and voting at the Annual Meeting will be required for approval of the amendment to the 1998 Plan. The Board of Directors recommends a vote “FOR” approval of the amendment to the 1998 Plan.

PROPOSAL 3

APPROVAL TO ISSUE SHARES OF COMMON STOCK EXCEEDING 20% OF THE

OUTSTANDING SHARES UNDER CERTAIN CIRCUMSTANCES PURSUANT TO
PREVIOUSLY ISSUED PREFERRED STOCK AND WARRANTS

Introduction

      As described in more detail below, on June 25, 2002, we issued (i) $28.0 million principal amount of senior secured notes (the “Notes”) together with warrants (the “Original Warrants”) to purchase 1,699,438 shares of our common stock, par value $.001 per share (the “Common Stock”), at an exercise price of $5.50 per share and (ii) $13.0 million stated value of Senior Convertible Redeemable Preferred Stock, Series A (the “Series A Preferred Stock”). On May 12, 2003, to remedy past defaults under the Notes, we, among other things, exchanged shares of Senior Convertible Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”) for the outstanding shares of Series A Preferred Stock and canceled the Original Warrants and issued new warrants (the “New Warrants”) to purchase 2,000,000 shares of Common Stock at an exercise price of $0.63 per share.

      The Common Stock is listed on the Nasdaq National Market and is subject to the Nasdaq Marketplace Rules. Nasdaq Rule 4350(i) requires stockholder approval of the issuance of Common Stock equal to 20% or more of the number of shares or voting power then outstanding. Because at some point in the future, as described below, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the warrants to purchase shares of Common Stock could exceed 4,563,444 (19.9% of the number of shares of Common Stock outstanding on June 25, 2002), we are soliciting approval of this Proposal 3 to satisfy the stockholder approval requirements contained in the Nasdaq Marketplace Rules.

      Pursuant to the Certificate of Designation for the Series B Preferred Stock and the Note and Warrant Purchase Agreement among us and the holders of the Notes dated as of June 25, 2002, as amended, we have agreed to submit this Proposal 3 to our stockholders for their approval, together with the recommendation of the Board of Directors for approval of such proposal, and to use our best efforts to cause the approval by a majority of the total votes cast on the proposal, in person or by proxy, of such proposal.

Background

      On June 25, 2002, we acquired exclusive worldwide rights and title to Vaniqa® (eflornithine hydrochloride) Cream, 13.9% from a joint venture formed by Bristol-Myers Squibb Company and The Gillette Company. We paid $38.5 million in cash to the joint venture parties for the Vaniqa® product, including all related product rights, inventory, regulatory filings and patent rights. We also secured the right to pursue an over-the-counter strategy and to develop enhanced formulations of Vaniqa®.

      We financed the acquisition through the issuance of the Notes together with the Original Warrants and the Series A Preferred Stock.

      Our operating results caused us to fall out of compliance with the financial covenants in the Notes, which required us to maintain a minimum level of earnings before interest, taxes, depreciation and amortization, a minimum fixed charge coverage ratio and a minimum net worth measured as of and for the four fiscal quarters ended December 31, 2002 and March 31, 2003 and to limit our capital expenditures during 2002. In May 2003, we completed agreements to obtain waivers of these past defaults under the Notes and restructured the terms of both the Notes and the Series A Preferred Stock. The restructured agreements entered into with the holders of the senior secured notes and convertible redeemable preferred stock provide for the following:

•	the financial covenants governing the Notes include only requirements for minimum cash revenue, maximum cash expenditures and minimum cash balances through December 31, 2004. Beginning in 2005, we will be subject to financial covenants setting a maximum ratio of net debt (defined as total indebtedness minus cash and cash equivalents) to earnings before interest, taxes, depreciation and amortization (EBITDA) and minimum ratio of EBITDA to cash interest expense;

•	in addition to the Vaniqa® Cream assets that we have already pledged to secure our performance under the Notes, we have granted the note holders an additional security interest in all of our other unencumbered assets, other than our rights to Esclim™;

•	we granted the New Warrants to the holders of the Notes in exchange for the Original Warrants, which have been canceled;

•	net proceeds from future asset sales and the license and sale of international rights to Vaniqa® Cream, if any, will be apportioned among us, the holders of the Notes and the holders of the Series B Preferred Stock according to a pre-determined formula; and

•	we exchanged shares of Series B Preferred Stock for the same number of shares of Series A Preferred Stock previously issued. The Series B Preferred Stock has the same terms as the Series A Preferred Stock, except that it requires proceeds of specified asset sales to be used to redeem the shares of Series B Preferred Stock and grants to us the right to redeem the Series B Preferred Stock at our option at a premium equal to 108% of accreted stated value of the Series B Preferred Stock through November 30, 2003, at which time the redemption premium will increase based on a formula that takes into account the number of shares redeemed before November 30, 2003. Under the terms of the Series A Preferred Stock, we would have had the option to redeem the preferred stock only if the trading price of our common stock exceeded three times the $6.35 conversion price for 30 consecutive trading days.

Terms of Series B Preferred Stock

      The Series B Preferred Stock has an aggregate initial stated value equal to $14,181,440 (equal to the aggregate accreted stated value of the Series A Preferred Stock on the date of exchange), which accretes at a rate of 10% per annum, calculated quarterly, increasing to 11.5% per annum on December 31, 2003 and 12.5% per annum on June 30, 2004. The Series B Preferred Stock is convertible at any time at the option of the holders into shares of Common Stock at a rate equal to the accreted stated value divided by $6.35, subject to certain antidilution adjustments. The issuance of additional shares of Common Stock at below-market prices would trigger weighted-average anti-dilution adjustments which would increase the number of shares issuable upon conversion of the Series B Preferred Stock. Unless previously converted, we will be required to redeem the Series B Preferred Stock for cash at its accreted stated value plus accrued and unpaid dividends, if any, in June 2006.

      If the Common Stock trades at three times the conversion price of the Series B Preferred Stock for a specified period of time, we may, at our option, require the mandatory conversion of the Series B Preferred Stock or redeem the Series B Preferred Stock, subject to the holders’ rights to convert to Common Stock before such optional redemption is completed. We also have the right to redeem the Series B Preferred Stock at our option at a premium equal to 108% of accreted stated value of the Series B Preferred Stock through November 30, 2003, at which time the redemption premium will increase based on a formula that takes into account the number of shares redeemed before November 30, 2003. The holders of the Series B Preferred Stock have the right to require us to redeem the Series B Preferred Stock at 108% of its accreted stated value upon changes in control of our company, as defined in the Certificate of Designation for the Series B Preferred Stock. For purposes of the Series B Preferred Stock, a change in control would include an event where Edward F. Calesa ceases to (i) beneficially own at least 4,500,000 shares of our Common Stock while the Notes are outstanding or 3,500,000 shares after the Notes have been redeemed or (ii) serve as our Chief Executive Officer, unless these events are caused by his death at a time when we hold “key man” life insurance on Mr. Calesa for the benefit of the investors of at least $10,000,000 while all of the Notes are outstanding or a lower insurance amount that decreases proportionately as the Notes are redeemed, but not less than $5,000,000.

      In addition, the Series B Preferred Stock is required to be redeemed at 108% of its accreted stated value with 100% of the proceeds of future loans and sales of debt securities (other than debt expressly permitted by the terms of the Series B Preferred Stock) and 75% of the proceeds of future sales of equity securities, subject to the senior rights of the Notes to be redeemed first and to various other exceptions, including, in the case of future sales of equity securities, acquisitions of pharmaceutical products and other assets meeting specified criteria. We also must generally use 75% of our “excess cash flow” (as defined in the Certificate of Designation for the Series B Preferred Stock) to redeem the Series B Preferred Stock at 100% of its accreted stated value, subject to the senior rights of the Notes. In addition, we are required to use proceeds of specified asset sales to redeem the shares of Series B Preferred Stock. In the event of a merger or acquisition of our company, we may cause the Series B Preferred Stock to be converted into cash, the securities offered in the transaction or a combination of the two so long as the value of the consideration is three times the conversion price of the Series B Preferred Stock. The terms of the Series B Preferred Stock contain a variety of covenants, including a limitation on the incurrence of debt. Our obligations under the terms of the Series B Preferred Stock are secured by a pledge of our interest in our Vaniqa®-related assets, subject to the senior rights of the Notes.

Terms of the New Warrants

      The New Warrants cover the right to purchase an aggregate of 2,000,000 shares of Common Stock at an exercise price of $0.63 per share. The New Warrants expire on December 31, 2006. The New Warrants have anti-dilution protection. The issuance of additional shares of Common Stock at below-market prices would trigger weighted-average anti-dilution adjustments which would reduce the exercise price of the New Warrants and increase the number of shares issuable upon exercise of the New Warrants.

Reasons for Soliciting Stockholder Approval

      Companies with shares listed on the Nasdaq National Market are required to comply with Nasdaq Marketplace Rules with respect to the listing of additional shares with Nasdaq. Rule 4350(i) requires Nasdaq listed companies to obtain stockholder approval prior to the issuance of “common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock” (the “20% Rule”). On June 25, 2002, we had 22,931,881 shares of Common Stock outstanding (the “Outstanding Shares”). Assuming no adjustments to the Conversion Price, as of May 15, 2003, the Series B Preferred Stock was convertible into 2,235,136 shares of Common Stock and the New Warrants were exercisable into 2,000,000 shares of Common Stock. The total of 4,235,136 shares constitutes 13.8% of the Outstanding Shares. Because at some point in the future, for the reasons discussed below, the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the New Warrants is expected to exceed 19.9% of the Outstanding Shares (the “Issuable Maximum”), this Proposal 3 is made in order to comply with the application of the 20% Rule.

      Two different scenarios could contribute to trigger the 20% Rule. First, as the stated value of the shares of Series B Preferred Stock accretes at a rate of 10% per annum, calculated quarterly, which increases to 11.5% per annum on December 31, 2003 and 12.5% per annum on June 30, 2004, more shares of Common Stock will be issuable upon conversion of the Series B Preferred Stock. Assuming no shares of Series B Preferred Stock are converted into Common Stock or redeemed, the total number of shares issuable upon conversion of the Series B Preferred Stock and upon exercise of the New Warrants will exceed the Issuable Maximum when the aggregate accreted stated value of the Series B Preferred Stock reaches $16,277,870, which would occur in the third quarter of 2004. Second, as noted above, both the Series B Preferred Stock and the New Warrants have anti-dilution protection. The issuance of additional shares of Common Stock at below-market prices would trigger weighted-average anti-dilution adjustments which would increase the number of shares issuable upon conversion of the Series B Preferred Stock and upon exercise of the New Warrants.

      Absent a stockholder vote in favor of this Proposal 3, we will not be able to issue shares of Common Stock upon conversion of shares of Series B Preferred Stock in an amount which, when taken together with any shares of Common Stock previously issued upon conversion of shares of Series B Preferred Stock or exercise of any New Warrant, would exceed the Issuable Maximum. At such time as the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, when taken together with the aggregate number of shares of Common Stock that would then be issuable upon exercise of the New Warrants plus any shares of Common Stock previously issued upon conversion of shares of Series B Preferred Stock or exercise of the New Warrants, equal the Issuable Maximum, then (i) accretion of stated value of the Series B Preferred Stock will, from that time forward cease and (ii) we will pay, and the holders of outstanding shares of Series B Preferred Stock will be entitled to receive, from that time forward, cumulative dividends, in cash, out of funds legally available therefor, on each share of Series B Preferred Stock at an annual rate equal to the rate that would otherwise apply at that time and from time to time thereafter to the accretion of stated value of the Series B Preferred Stock. Thus, stockholder approval of this Proposal 3 would eliminate any requirement under the Certificate of Designation for the Series B Preferred Stock that would require us to pay cash dividends on the Series B Preferred Stock in the future.

      In addition, absent a stockholder vote in favor of this Proposal 3, we will not be able to issue shares of Common Stock upon exercise of the New Warrants in an amount which, when taken together with the aggregate number of shares of Common Stock previously issued upon exercise of any New Warrant or conversion of shares of Series B Preferred Stock, would exceed the Issuable Maximum. However, unless the trading price of our Common Stock returns to a level above the conversion price of the Series B Preferred Stock (currently $6.35 per share, subject to future antidilution adjustments), it is unlikely that the holders of the Series B Preferred Stock will elect to convert it into shares of our Common Stock. In such a case, the number of shares issuable upon exercise of the New Warrants would equal the full 2,000,000 shares covered by the New Warrants.

Voting Agreement

      Edward F. Calesa has agreed to vote in favor of this Proposal 3 pursuant to a Stockholder Voting Agreement entered into as of June 25, 2002 among Edward F. Calesa and the purchasers under the Preferred Stock Purchase Agreement, dated as of June 25, 2002, and the Note and Warrant Purchase Agreement, dated as of June 25, 2002. The Stockholder Voting Agreement covers 5,675,874 shares of Common Stock held by

Edward F. Calesa, which constitutes 22.7% of the shares of Common Stock outstanding as of the Record Date.

Board of Directors Recommendation

      Our Board of Directors believes it is in the best interest of our company and its stockholders to approve this Proposal 3, in part because it will obviate the need for us to pay cash dividends on the Series B Preferred Stock in the future. Therefore, in accordance with the terms of the Certificate of Designation and the Note and Warrant Purchase Agreement, as amended, the Board of Directors recommends approval of the issuance by our company of shares of Common Stock exceeding 20% of the number of shares of Common Stock outstanding on June 25, 2002 as a consequence of the conversion of shares of Series B Preferred Stock and exercise of the New Warrants into shares of Common Stock and the other matters described in this Proposal 3.

Required Vote

      The affirmative vote of the holders of a majority of the total votes cast on the proposal in person or by proxy. Broker non-votes are not counted as votes cast on the proposal in person or by proxy.

      The Board of Directors unanimously recommends a vote FOR Proposal 3.

PROPOSAL 4

RATIFICATION OF THE SALE AND ISSUANCE TO EDWARD F. CALESA OF

1,408,450 SHARES OF OUR COMMON STOCK AND TO RICHARD L. RUBIN, PH.D. OF
70,422 SHARES OF OUR COMMON STOCK

      To satisfy a condition to completion of the restructuring of our $28.0 million of senior secured notes (the “Notes”) and $13.0 million aggregate initial stated value of convertible redeemable preferred stock and to raise additional capital to fund our operations, on May 12, 2003, we completed a private placement of an aggregate of 3,521,124 shares of newly issued common stock at $0.71 per share, the average closing price per share from March 20, 2003 through April 24, 2003, the trading day prior to the date initially targeted for closing the restructuring and the private placement. We received gross proceeds of $2.5 million in the private placement. As specifically required by the condition to closing the restructuring, Edward F. Calesa, our Chief Executive Officer, President and Chairman of our Board of Directors, invested $1.0 million in the private placement and received 1,408,450 shares. Richard L. Rubin, Ph.D., a member of our Board of Directors, invested $50,000 in the private placement and received 70,422 shares. Seven other investors purchased an aggregate of 2,042,252 shares of our common stock for $1.45 million.

      In April 2003, the holders of the Notes indicated to us that they would be unwilling to waive past covenant defaults and restructure the Notes going forward unless we raised at least $2.5 million of additional equity capital, with at least $1.0 million coming from Mr. Calesa. In light of this requirement and based on our financial condition at that time, our Board of Directors determined that the private placement of common stock, including the sale of shares to Mr. Calesa and Dr. Rubin, was in the best interests of our company and stockholders. Further, we believe that our ability to raise the amount of capital we raised from other investors in the private placement was significantly enhanced by the investments made by Mr. Calesa and Dr. Rubin. For more information about the restructuring, please see Proposal 3 above.

      Following discussions with the holders of the Notes and prospective investors regarding the pricing of the private placement, we informed investors who had expressed an interest in participating in the private placement and had entered into confidentiality agreements with us that the price per share in the private placement would equal the average closing price per share from March 20, 2003 to the trading day prior to completion of the restructuring. We further informed these investors that we expected the restructuring to be completed no later than April 25, 2003. Although the restructuring was not completed until May 12, 2003, we honored the pricing structure for the private placement we previously had discussed with the investors. The price per share in the private placement was greater than the exercise price of the warrants the holders of the Notes received in the restructuring. The exercise price of the warrants is $0.63, which is equal to the average closing price per share from March 20, 2003 through April 14, 2003, the day prior to our announcement that we had entered into a binding term sheet with respect to the restructuring. Although the pricing of the private placement was less than the average of the closing bid prices for the period of five trading days ended on the trading day prior to completion of the private placement ($1.06), our Board of Directors concluded that the price per share in the private placement was appropriate in light of the investors’ willingness to invest equity capital in our company despite our then-current financial condition, the need to complete the private placement quickly to facilitate completion of the restructuring and the fact that the investors would bear significant liquidity risk because the shares would be restricted from sale until registered with the Securities and Exchange Commission.

      The proceeds of the private placement will be used to meet our working capital needs. The securities were sold to institutional and individual accredited investors pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder. We have agreed to register for resale with the Securities and Exchange Commission the shares of common stock issued in the private placement. The 3,521,124 shares issued in the private placement represented 15.3% of the outstanding shares of our common stock immediately prior to the private placement.

      Mr. Calesa and Dr. Rubin have agreed not to transfer or vote the shares that they purchased in the private placement, or receive dividends on those shares, until such time as the stockholders have approved the transaction under this Proposal 4. If this stockholder proposal is approved, Mr. Calesa will beneficially own an additional 1,408,450 shares of our common stock, or an additional 5.3% of the shares of our common stock outstanding as of May 15, 2003, and our directors and executive officers as a group will beneficially own an additional 1,478,872 shares of our common stock, or an additional 5.5% of the shares of common stock outstanding as of May 15, 2003. As of May 15, 2003, Mr. Calesa and his family members jointly beneficially owned approximately 30.8% of our common stock, not including the shares he purchased in the private placement. Also as of the same date and not including shares issued to Mr. Calesa or Dr. Rubin in the private placement, our present directors and executive officers, their family and affiliates as a group beneficially owned approximately 32.9% of our outstanding common stock. For purposes of the foregoing, beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The foregoing sales will render it easier for our officers and directors to obtain the requisite number of votes for passage of actions that are put to a vote of stockholders in the future.

Requirement of Stockholder Approval

      We are seeking stockholder approval to ratify the sale and issuance in the private placement of 1,478,872 shares of our common stock to Mr. Calesa and Dr. Rubin. Stockholder ratification for the issuances to our officers and directors is required pursuant to Rule 4350(i)(1)(A) of the Nasdaq Stock Market. However, stockholder ratification is not required for issuances to other investors in the private placement. If we do not obtain stockholder ratification, Mr. Calesa and Dr. Rubin will not be permitted to retain ownership of the shares, and we will have to repurchase the shares or seek some other acceptable resolution with the staff of the Nasdaq Stock Market in order to divest them of their ownership. The 2,042,252 shares of common stock issued to investors not affiliated with us in the private placement will remain outstanding regardless of whether stockholders ratify the issuance and sale of our common stock to Mr. Calesa and Dr. Rubin.

Required Vote

      The affirmative vote of the holders of a majority of the total votes cast on the proposal in person or by proxy. Broker non-votes are not counted as votes cast on the proposal in person or by proxy.

      The Board of Directors, with Mr. Calesa and Dr. Rubin abstaining, unanimously recommends a vote FOR Proposal 4.

PROPOSAL 5

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

      Our Board of Directors has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2003 and has directed that management submit the selection of independent auditors to the stockholders for ratification at our Annual Meeting. Ernst & Young LLP audited our financial statements for the periods ended December 31, 1996 through December 31, 2002. Representatives of Ernst & Young LLP are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholders are not required to ratify the selection of Ernst & Young LLP as our independent auditors. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, our Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our Board of Directors and our Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

      The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of Ernst & Young LLP.

Audit Fees

      Ernst & Young LLP was the independent auditor of our company during the year ended December 31, 2002. The aggregate fees billed by Ernst & Young LLP in connection with the audit of our annual financial statements for 2002 and for the review of our financial information included in our quarterly reports on Form 10-Q during the year 2002 is approximately $300,000.

Audit-Related Fees

      The aggregate fees billed for audit related services rendered to our company by Ernst & Young LLP during the year 2002 was approximately $35,000. These fees relate primarily to the review of our Registration Statement on Form S-3.

Tax Fees

      During the fiscal year ended December 31, 2002, we did not incur any tax fees for services provided by Ernst & Young LLP.

All Other Fees

      The aggregate fees billed for all professional services rendered to our company by Ernst & Young LLP during the year 2002 except for Audit Fees and Audit Related Fees was approximately $78,500. These fees relate primarily to consultations on accounting issues.

      The Audit Committee determined that the non-audit services provided by Ernst & Young LLP are compatible with maintaining the auditor’s independence.

      The Board of Directors recommends a vote “FOR” the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2003.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of ten percent or more of our common stock (Reporting Persons) are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. Based solely on our review of such forms received and the written representations of our Reporting Persons, we have determined that no Reporting Person known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except as follows: Ms. Nasshorn failed to file on a timely basis her initial report on Form 3 and a subsequent transaction on Form 4, but the required reports were subsequently filed. Dr. Rubin reported one transaction late on Form 4. Ms. Childs and Mr. Caporale each reported one transaction late by filing a Form 5.

STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2004 must be received by us no later than March 9, 2004, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at our 2004 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us by June 6, 2004 as long as we hold the 2004 Annual Meeting within 30 days before or 30 days after the one-year anniversary of the 2003 Annual Meeting. If the date of the 2004 Annual Meeting is not within 30 days before or after such anniversary date, then a stockholder must notify us by the later of the 60th day prior to the 2004

Annual Meeting or the tenth day after we mail notice of the meeting to stockholders or otherwise make a public announcement regarding the date of the 2004 Annual Meeting. If the stockholder fails to give notice by the applicable date, then the persons named as proxies in the proxies solicited by our Board of Directors for the 2004 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

      Our Annual Report for the fiscal year ended December 31, 2002 will be mailed to stockholders of record on or about July 7, 2003. Our Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

      If any person who was a beneficial owner of our common stock on the record date for our Annual Meeting of Stockholders desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Women First HealthCare, Inc., 12220 El Camino Real, Suite 400, San Diego, California 92130, Attention: CFO.

OTHER BUSINESS

      Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

      All stockholders are urged to complete, sign and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors

Charles M. Caporale
Vice President, Chief Financial Officer,
Treasurer and Secretary

Dated: July 7, 2003

Annex A

WOMEN FIRST HEALTHCARE, INC.

AMENDED AND RESTATED

1998 LONG-TERM INCENTIVE PLAN

(as amended and restated March 6, 2002 and June 26, 2003)

      1.     Introduction and Purpose. The Plan is submitted to the Board of Directors for adoption subject to approval by the Company’s stockholders. The Plan is fully effective as of the date approved by the shareholders. The Plan supersedes in its entirety all prior versions of the Women First HealthCare, Inc. 1998 Long-Term Incentive Plan.

      The purpose of the Plan is to promote the interests of the Company, and its shareholders by encouraging Key Associates to acquire stock or increase their proprietary interest in the Company. By thus providing the opportunity to acquire Company stock and receive incentive payments, the Company seeks to attract and retain such Key Associates upon whose judgment, initiative, and leadership the success of the Company largely depends.

      The Plan shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

      2.     Definitions. Whenever the following terms are used in this Plan, they will have the meanings specified below unless the context clearly indicates the contrary.

a) “Associate” means any person who is an employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary.

b) “Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.

c) “Change-in-Control” occurs in the following instances (1) a tender or exchange for all or part of the Common Stock (except an offer by the Company itself); (2) Company shareholder approval of a merger in which the shareholders of the Company prior to such consolidation or merger own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation or merger, excluding any consolidation or merger effected exclusively to change the domicile of the Company; (3) Company shareholder approval of a consolidation or sale, exchange or other disposition of all, or substantially all, of the Company’s assets; (4) change in the composition of the Board over a two consecutive year period so that individuals who were directors at the beginning of that period no longer constitute a majority of the Board (unless the election or nomination of each new director was approved by at least two-thirds of the directors who had been directors at the beginning of the period and who were still in office at the time of the election or nomination).

d) “Code” means the Internal Revenue Code of 1986, as amended.

e) “Committee” means the committee appointed to administer the Plan pursuant to Section 4.

f) “Company” means Women First HealthCare, Inc. a Delaware corporation.

g) “Common Shares” or “Common Stock” means the shares of the Company’s common stock and any class of common shares into which such common shares may hereafter be converted.

h) “Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or adviser is a natural person who has contracted directly with the Company or any Subsidiary of the Company to render such services.

i) “Dividend Equivalent” means the additional amount of Common Stock issued in connection with an Option, as described in Section 14.

j) “Eligible Person” means a Key Associate eligible to receive an Incentive Award.

k) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

l) “Fair Market Value” means the market price of Common Shares, determined by the Committee as follows:

i) If none of the provisions ii) through iv) listed below are applicable, the Fair Market Value shall be determined by the Committee in good faith on such basis, as it deems appropriate.

ii) If the Common Shares were traded over-the-counter on the date in question but were not traded on the Nasdaq system or the Nasdaq National Market System, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Common Shares are quoted or, if the Common Shares are not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.

iii) If the Common Shares were traded over-the-counter on the date in question and were traded on the Nasdaq system or the Nasdaq National Market System, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by the Nasdaq system or the Nasdaq National Market System.

iv) If the Common Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date: and

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

m) “Holder” means a person, estate, trust or entity holding an Incentive Award.

n) “Incentive Award” means any Nonqualified Stock Option, Incentive Stock Option, Common Stock, Restricted Stock, Stock Appreciation Right, Dividend Equivalent, Stock Payment or Performance Award granted under the Plan.

o) “Incentive Stock Option” means an Option as defined under Section 422 of the Code, including an Incentive Stock Option granted pursuant to Section 8 of the Plan.

p) “Key Associate” shall mean (i) any individual who is an Associate, (ii) a member of the Board of Directors, including (without limitation) an Outside Director, or an affiliate of a member of the Board of Directors, a member of the Board of Directors of a Subsidiary and (iv) a Consultant. Service as a member of the Board of Directors, a member of the board of directors of a Subsidiary or as a Consultant shall be considered employment for all purposes of the Plan.

q) “Nonqualified Stock Option” means an Option other than an Incentive Stock Option granted pursuant to Section 8 of the Plan.

r) “Option” means either a Nonqualified Stock Option or Incentive Stock Option.

s) “Outside Director” shall mean a member of the Board of Directors who is not an Associate.

t) “Performance Award” means an award whose value may be linked to stock value, or other specific performance criteria which may be set by the board of Directors, but which is paid in cash, stock, or a combination of both.

u) “Plan” means the Amended and Restated 1998 Long-Term Incentive Plan, which may be amended from time to time.

v) “Restricted Stock” means Common Stock sold or granted to an Eligible Person, which is nontransferable and subject to substantial risk of forfeiture until restrictions lapse.

w) “Rule 16b-3” means that certain Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time.

x) “Stock Appreciation Right” or “Right” means a right granted pursuant to Section 11 of the Plan to receive a number of shares of Common Stock or, in the discretion of the Committee, an amount of cash or a combination of shares and cash, based on the increase in the fair market value or book value of the shares subject to the right.

y) “Stock Payment” means a payment in shares of the Common Stock to replace all or any portion of the compensation (other than base salary) that would otherwise become payable to a Key Associate in cash.

z) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

aa) “Total and Permanent Disability” means that the Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

      3.     Shares of Common Stock Subject to the Plan.

a) Subject to the provisions of Sections 3(c) and 15 of the Plan, the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Incentive Awards or covered by Stock Appreciation Rights unrelated to Options under the Plan shall not exceed 4,949,985. No Eligible Person shall be granted, in any calendar year, Options to purchase, or Stock Appreciation Rights with respect to, as applicable, more than 250,000 shares of Common Stock.

b) The shares to be delivered under the Plan will be made available, at the discretion of the Board of Directors or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company.

c) If Incentive Awards are forfeited or if Incentive Awards terminate for any other reason before being exercised, then any shares of Common Stock subject to such Incentive Awards shall again become available for award under the Plan. If Stock Appreciation Rights are exercised, then only the number of Common Shares (if any) actually issued in settlement of such Stock Appreciation Rights shall reduce the number of Common Shares available under Section 3(a) and the balance shall again become available for award under the Plan. If Restricted Stock is cancelled or forfeited then such Restricted Stock shall again become available for award under the Plan.

      4.     Administration of the Plan.

a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist shall consist solely of two or more Outside Directors each of whom is both an “outside director,” within the meaning of Section 162(m) of the Code, and a “non-employee director” within the meaning of Rule 16b-3.

b) Notwithstanding Section 4(a), the Board or the Committee may (i) delegate to one or more members of the Board who are not Outside Directors the authority to grant Incentive Awards under the Plan to eligible persons who are either (1) not then “covered employees,” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not “non-employee directors,” within the meaning of Rule 16b-3, the authority to grant Incentive Awards under the Plan to Eligible Persons who are not then subject to Section 16 of the Exchange Act.

c) The Committee has and may exercise such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee has authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Incentive Awards may be granted and the number of shares or Rights subject to each award. Subject to the express provisions of the Plan, the Committee also has authority to interpret the Plan, and to determine the terms and provisions of the respective Incentive Award agreements (which need not be identical) and to make all other determinations necessary or advisable for Plan Administration. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations and actions by the Committee will be final, conclusive, and binding upon all parties.

d) No member of the Board of Directors or the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Incentive and Performance Award under it.

      5.     Eligibility and Date of Grant. The date of grant of an Incentive Award will be the date the Committee takes the necessary action to approve the grant; provided, however, that if the minutes or appropriate resolutions of the Committee provide that an Incentive Award is to be granted as of a date in the future, the date of grant will be such future date.

      6.     Outside Director Participation. Outside Directors shall receive Option grants under the Plan as described below:

a) Upon the conclusion of each regular annual meeting of the Company’s shareholders, each incumbent Outside Director who will continue serving as a member of the Board thereafter may receive a grant of a Nonstatutory Option for such number of Common Shares (subject to adjustment under Section 15 and prorated for partial year service) as the Board shall determine in its sole discretion.

b) New Outside Directors shall receive a one-time grant of a Nonstatutory Option for a number of Common Shares as determined in the sole discretion of the Board. Such Option, if any, shall be granted on the date when such Outside Director first joins the Board of Directors of the Company or the board of directors of a Subsidiary.

c) Total grants under this Section 6 (less forfeitures) shall not exceed 15% of the maximum number of Common Shares available for grant under Section 3(a) of the Plan (subject to adjustment under Section 15).

      7.     Nonqualified Stock Options. The Committee may approve the grant of Nonqualified Stock Options to Eligible Persons, subject to the following terms and conditions:

a) The purchase price of Common Stock under each Nonqualified Stock Option may not be less than eighty-five percent (85%) of the Fair Market Value of the Common Stock on the date the Nonqualified Stock Option is granted.

b) No Nonqualified Stock Option may be exercised after ten years from the date of grant.

c) No fractional shares will be issued pursuant to the exercise of a Nonqualified Stock Option nor will any cash payment be made in lieu of fractional shares.

      8.     Incentive Stock Options. The Committee may approve the grant of Incentive Stock Options to Eligible Persons who are Employees, subject to the following terms and conditions.

a) The exercise price of each share of Common Stock under an Incentive Stock Option will be at least equal to the Fair Market Value of a share of the Common Stock on the date of grant: provided, however, that if the Associate, at the time an Incentive Stock Option is granted to him or her, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (as defined in Section 424 of the Code), then the exercise price of each share of Common Stock subject to such Incentive Stock Option shall be at least one hundred and ten percent (110%) of the Fair Market Value of such share of Common Stock, as determined in the manner stated above.

b) No Incentive Stock Option may be exercised after ten (10) years from the date of grant: provided, however, that the Associate, at the time an Incentive Stock Option is granted to him or her, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (as defined in Section 424 of the Code), the Incentive Stock Option granted shall not be exercisable after the expiration of 5 years from the date of grant.

c) No fractional shares will be issued pursuant to the exercise of an Incentive Stock Option nor will any cash payment be made in lieu of fractional shares.

      9.     Option Rules. The purchase price under each Option may be paid in (a) cash, (b) cash equivalents or notes acceptable to the Committee, (c) by arrangement with a broker which is acceptable to the Committee where payment of the Option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the Option shares to the Company, (d) by the surrender of shares of Common Stock owned by the Holder exercising the Option having a Fair Market Value on the date of exercise equal to the purchase price (and which, in the case of shares of Common Stock acquired from the

Company, have been owned by the Holder for more than 6 months on the date of surrender) or (e) in any combination of the foregoing. Each Option granted to an Eligible Person shall be exercisable in such manner and at such times as the Committee shall determine. The Committee may modify, accelerate the exercisability of, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different purchase price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Holder, alter or impair his or her rights or obligations under such Option. Notwithstanding anything to the contrary, each Option shall vest at the rate of at least 20% per year over 5 years from the date of grant. Each Option shall provide for a period of exercise of at least 6 months in the event of a termination of employment as a result of death or disability and at least 30 days in the case of termination other than death or disability.

      10.     Restricted Stock. The Committee may approve the grant of Restricted Stock unrelated to Nonqualified Stock Options or Stock Appreciation Rights to Eligible Persons, subject to the following terms and conditions:

a) The Committee in its discretion will determine the purchase price.

b) All shares of Restricted Stock sold or granted pursuant to the Plan (including any shares of Restricted Stock received by the Holder as a result of stock dividends, stock splits, or any other forms of capitalization), will be subject to the following restrictions:

i) The shares may not be sold, transferred, or otherwise alienated or hypothecated until the restrictions are removed or expire.

ii) The Committee may require the Holder to enter into an escrow agreement providing that the certificates representing Restricted Stock sold or granted pursuant to the Plan will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

iii) Each certificate representing Restricted Stock sold or granted pursuant to the Plan will bear a legend making appropriate reference to the Restrictions imposed on the Restricted Stock.

iv) The Committee may impose restrictions on any shares sold pursuant to the Plan as it may deem advisable, including without limitation, restrictions designed to facilitate exemption from or compliance with the Securities Exchange Act of 1934, as amended, with requirements of any stock exchange upon which such shares or shares of the same class are then listed and with any blue sky or other securities laws applicable to such shares; provided, however, the restrictions imposed on any Restricted Stock must comply with California Securities Rule 260.140.42.

c) The restrictions imposed under subparagraph (b) above upon Restricted Stock will lapse in accordance with a schedule or other conditions as determined by the Committee, subject to the provisions of Section 17, subparagraph (d).

d) Subject to the provisions of subparagraph (b) above and Section 17, subparagraph (d), the Holder will have all rights of a shareholder with respect to the Restricted Stock granted or sold, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

e) Notwithstanding the provisions of subparagraph (b) above and Section 17, subparagraph (d), Restricted Stock granted or sold may be held by the trustee of a revocable inter vivos trust (or other trust if such transfer associated therewith does not cause income to be recognized pursuant to Section 83 of the Code and if the trust takes subject to the forfeiture provisions of the Restricted Stock), approved by the Company, established in whole or in part by the Holder and/or the Holder’s spouse. So long as the Holder is still an Associate, transfer to such trust shall not violate the provisions of subparagraph (b) above and ownership by such trust shall not invoke any right or obligation of the Company under Section 17, subparagraph (d).

      11.     Stock Appreciation Rights. The Committee may approve the grant of Rights related or unrelated to Options to Eligible Persons, subject to the following terms and conditions:

a) A Stock Appreciation Right may be granted

i) at any time if unrelated to an Option:

ii) either at the time of Option grant, or at any time thereafter during the Option term if related to a Nonqualified Stock Option: or

iii) only at the time of Option grant if related to an Incentive Stock Option.

b) A Stock Appreciation Right granted in connection with an Option will entitle the Holder of the related Option, upon execution of the Stock Appreciation Right, to surrender such Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such Stock Appreciation Right is exercised, and to receive payment of an amount computed pursuant to Section 11(d). Such Option will, to the extent surrendered, then cease to be exercisable.

c) Subject to Section 11(g), a Stock Appreciation Right granted in connection with an Option hereunder will be exercisable at such time or times as the Committee in its discretion may determine, and only to the extent that a related Option is exercisable, and will not be transferable except to the extent that such related Option is exercisable.

d) Upon the exercise of a Stock Appreciation Right related to an Option, the Holder will be entitled to receive payment of an amount determined by multiplying:

i) The difference obtained by subtracting the purchase price of a share of Common Stock specified in the related Option from the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right, by

ii) The number of shares as to which such Stock Appreciation Right has been exercised.

e) The Committee may grant Stock Appreciation Rights unrelated to Options to Eligible Persons that will be exercisable at such times as the Committee shall determine. Section 11(d) shall be used to determine the amount payable at exercise under such Stock Appreciation Right if Fair Market Value is used, except that Fair Market Value shall not be used if the Committee specifies in the grant of the Right that book value or other measure as deemed appropriate by the Committee is to be used, and the initial share value specified in the award shall be used in lieu of “price of a Common Stock specified in the related Option,” as provided in Section 11(d).

f) Payment of the amount determined under Section 11(d) or (c) may be made solely in whole shares of Common Stock in a number determined at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively at the sole discretion of the Committee, solely in cash or in a combination of cash and shares as the Committee deems advisable. If the Committee decides to make full payment in shares of Common Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

g) The Committee shall, at the time a Stock Appreciation Right is granted, impose such conditions on the exercise of the Stock Appreciation Right as may be required to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 (or any other comparable provisions in effect at the time or times in question). In addition, a Stock Appreciation Right granted under the Plan may provide that it will be exercisable only in the event of a Change-in-Control.

      12.     Performance Awards. The Committee may approve Performance Awards to Eligible Persons. Such awards may be based on Common Stock performance over a period determined in advance by the Committee or any other measures as determined appropriate by the Committee. Payment will be in cash unless replaced by a Stock Payment in full or in part as determined by the Committee.

      13.     Stock Payment. The Committee may approve Stock Payments of Common Stock to Eligible Persons for all or any portion of the compensation (other than base salary) that would otherwise become payable to an employee in cash.

      14.     Dividend Equivalents. A Holder may also be granted at no additional cost “Dividend Equivalents” based on the dividends declared on the Common Stock on record dates during the period between the date an Option is granted and the date such Option is exercised, or such other equivalent period, as determined by the

Committee. Such Dividend Equivalents shall be converted to additional shares or cash by such formula as may be determined by the Committee.

      Dividend Equivalents shall be computed, as of each dividend record date, both with respect to the number of shares under the Option and with respect to the number of Dividend Equivalent shares previously earned by the Holder (or his or her successor in interest) and not issued during the period prior to the dividend record date.

      15.     Adjustment Provisions.

a) Subject to Section 15(b), if the outstanding shares of Common Stock are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment shall be made in (i) the maximum number and kind of shares provided in Section 3 of the Plan, (ii) the number and kind of shares or other securities subject to the then outstanding Incentive Awards, and (iii) the price for each share or other unit of any other securities subject to the then outstanding Incentive Awards without change in the aggregate purchase price or value as to which Incentive Awards remain exercisable or subject to restrictions.

b) In addition, upon a Change-in-Control all Options, Stock Appreciation Rights, and Performance Awards then outstanding under the Plan will be fully vested and exercisable and all restrictions on Restricted Stock will immediately cease. The Committee or any agreement of merger or reorganization may offer the Holder the right to exchange such vested Incentive Awards for fully vested and equivalent value awards under a successor plan.

      16.     General Provisions.

a) With respect to any shares of Common Stock issued or transferred under any provision of the Plan such shares may be issued or transferred subject to such conditions, in addition to those specifically provided in the Plan, as the Committee may direct; provided that any such conditions must comply with California Corporate Securities Rules 260.140.41 and 260.140.42.

b) Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Holder any right to continue in the employ of the Company or any of its Subsidiaries or affect the right of the Company to terminate the employment of any Holder at any time and for any reason.

c) No shares of Common Stock will be issued or transferred pursuant to an Incentive Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules, and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issue of shares pursuant to the grant or exercise of an Incentive Award, the Company may require the Holder to take any reasonable action to meet such requirements.

d) No Holder (individually or as a member of a group) and no beneficiary or other person claiming under or through such Holder will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the plan or subject to any Incentive Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Holder.

e) The Company may make such provisions, as it deems appropriate to withhold any taxes, which it determines it is required to withhold in connection with any Incentive or Performance Award.

f) No Incentive Award and no right under the Plan contingent or otherwise, will be assignable or subject to any encumbrance, pledge (other than a pledge to secure a loan from the Company), or charge of any nature except that, under such rules and regulations as the Company may establish pursuant to the terms of the Plan, a beneficiary may be designated with respect to an Incentive Award in the event of death of a Holder of such Incentive Award. If such beneficiary is the executor or administrator of the estate of the Holder of such Incentive Award, any rights with respect to such Incentive Award may be transferred to the person or persons or entity (including a trust) entitled thereto under the will of the Holder of such Incentive Award or, in the case of intestacy, under the laws relating to intestacy. Except as determined by the Committee, no Incentive Award shall be transferable by any Eligible Person other than by will of the laws of descent and distribution or pursuant to a qualified domestic relations order. In considering transferability of an Incentive Award, the Committee may also consider the registration limitation of SEC Form S-8 and on that basis may in its discretion determine whether to prohibit transferability, permit alternative registration of the Incentive Award, treat the Incentive Award as SEC Rule 144 “restricted stock,” or take such other measures as the Committee deems appropriate.

g) The Committee may permit a Holder to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold a portion of any Common Stock that otherwise would be issued to him having a value equal to the statutory minimum amount required to be withheld, or by surrendering all or a portion of any Common Stock that he or she previously acquired (and which, in the case of shares of Common Stock acquired from the Company, have been owned by the Holder for more than 6 months on the date of surrender). Such Common Stock shall be valued at its Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Common Stock to the Company may be subject to restrictions, including any restrictions required by rules of the Securities and Exchange Commission.

h) All Incentive Awards, to the extent then outstanding, shall become 100% vested in the event of death or total and permanent disability.

      17.     Amendment and Termination.

a) The Board of Directors may, in its discretion, amend, suspend, or terminate the Plan at any time. An amendment of the Plan shall be subject to the approval of the Company’s shareholders to the extent it affects the application of the accelerated vesting provisions herein, Section 15, or to the extent required by applicable laws, regulations and or rules.

b) The Committee may, with the consent of a Holder, make such modifications in the terms and conditions of the Incentive Award as it deems advisable or cancel the Incentive Award (with or without consideration) with the consent of the Holder.

c) No amendment, suspension, or termination of the Plan will, without the consent of the Holder, alter, terminate, impair, or adversely affect any right or obligation under any Incentive Award previously granted under the Plan.

d) In the event a Holder of Restricted Stock ceases to be a Key Associate all such Holder’s Restricted Stock which remains subject to substantial risk of forfeiture at the time his or her employment terminates will be repurchased by the Company at the original price at which such Restricted Stock had been purchased unless the Committee determines otherwise.

e) In the event a Holder of a Performance Award ceases to be a Key Associate, all such Holder’s Performance Awards will terminate except in the case of retirement, death, or Total and Permanent Disability. The Committee, in its discretion, may authorize full or partial payment of Performance Awards in all cases involving retirement, death, or permanent and total disability.

f) The Committee may in its sole discretion determine, with respect to an Incentive Award that any Holder who is on unpaid leave of absence for any reason will be considered as still in the employ of the Company, provided that rights to such Incentive Award during an unpaid leave of absence will be limited to the extent to which such right was earned or vested at the commencement of such leave of absence.

      18.     Effective Date of Plan and Duration of Plan. This Plan will become effective upon approval by the shareholders of the Company within twelve (12) months following the date of its adoption by the Board of Directors. Unless previously terminated by the Board of Directors, the Plan will terminate ten (10) years after its approval by the shareholders of the Company.

DETACH HERE

PROXY

WOMEN FIRST HEALTHCARE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 5, 2003

The undersigned stockholder of Women First HealthCare, Inc., a Delaware corporation (the “Company”), hereby appoints Edward F. Calesa and Charles M. Caporale, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on August 5, 2003 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

WOMEN FIRST HEALTHCARE

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

DETACH HERE

☒	Please mark votes as in this example

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5. 1. To elect the following persons who are nominees to the Company’s Board of Directors.		2.	To approve an amendment to the Amended and Restated Women First HealthCare, Inc. 1998 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 3,949,985 to 4,949,985.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Nominee:	(01) Patricia Nasshorn (02) Richard L. Rubin	3.	To approve the issuance of shares of the Company’s common stock exceeding 20% of the outstanding shares under certain circumstances pursuant to previously issued preferred stock and warrants.	☐	☐	☐

☐ ☐ ☐	FOR BOTH NOMINEES WITHHELD FROM BOTH NOMINEES	4.	To ratify the sale and issuance of an aggregate of 1,478,872 shares of the Company’s common stock to two of the Company’s officers and directors as part of a 3,521,124 share private placement in May 2003.	☐	☐	☐

	For both nominees except as noted above

☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	5.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

Signature:	Date:	Signature:	Date: